For Immediate Release

September 24, 2019

MAINSTREET BANCSHARES NAMES

CHIEF ACCOUNTING OFFICER

Seasoned Banker rises to leadership position as Chief Accounting Officer

Fairfax, VA, September 24, 2019 – Today, MainStreet Bancshares, Inc. (Nasdaq: MNSB), parent company of MainStreet Bank, announced the promotion of Alex Vari to Vice President and Chief Accounting Officer (CAO).  Vari adds considerable experience to the leadership team.  Working closely with the executive team, Vari responsibilities include accounting operations, SEC reporting, tax, and control processes.

“Since joining us in 2018, Alex has made significant contributions to the organization “said Tom Chmelik, Senior Executive Vice President and Chief Financial Officer.  “Alex has been a key leader within Finance, and has played a pivotal role in our operations as we have advanced to the sound fiscal health we find ourselves in today.”

Before joining MainStreet Bancshares, Inc., Alex spent seven years at the regional CPA firm Elliott Davis, LLC, most recently as Audit Manager.  During his time with Elliott Davis, he provided a number of services to both private and publicly traded community banks such as preparation of financial statements, quarterly reviews, internal control audits and assistance with GAAP and SEC disclosure issues.

“I am excited to take on additional responsibilities and move into the role of CAO at MainStreet Bancshares,” said Vari.  “I look forward to playing an active role on the company’s leadership team, developing and implementing financial reporting and business strategies that enhance the Company’s position as a leader in community banking and add value for our shareholders, employees and customers.”

Vari is a certified public accountant and is an active member of the American Institute of Certified Public Accountants, Virginia Society of CPAs, Virginia Banking Association, and the Virginia Banking Association’s Emerging Leaders Program.

A graduate of the University of North Dakota with a degree in accounting, Vari is currently enrolled at the School of Bank Management at the Darden School of Business at the University of Virginia.

MainStreet Bancshares and MainStreet Bank are headquartered in Fairfax, Virginia with branches throughout Northern Virginia.  A new Washington, D.C., branch of MainStreet Bank is expected to open in November, 2019.

For more information or to schedule an interview with a MainStreet Bancshares spokesperson, please contact Bruce Gemmill at 571-375-1358 or bgemmill@mstreetbank.com.